EXHIBIT 23.2

To Whom It May Concern:

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 3 to the Registration Statement of our report dated April 28, 2025, relating to the financial statements of Classover Holdings, Inc., which are contained in that Prospectus (and of our report dated April 28, 2025, relating to the schedules, which are contained in Part II of the Registration Statement).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

August 1, 2025

179 N. Gibson Rd., Henderson, NV 89014 • 702.703.5979 • www.bushandassociatescpas.com

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